UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):       August 21, 2009

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  —  Entry into a Material Definitive Agreement.

On August 21, 2009, we issued to Focus Fund, L.P. (“Focus Fund”) our 8% Secured Convertible Promissory Note in the principal amount of $600,000 (the “Convertible Note”).  The Convertible Note is dated as of July 31, 2009, the date on which Focus Fund advanced to us the first installment of the principal amount covered by the Convertible Note.

The Convertible Note bears interest at the rate of 8% per annum and becomes due and payable on the earlier to occur of (i) the closing of an equity or convertible debt investment (a “Financing”) yielding gross proceeds to us of not less than $2,000,000 or (ii) December 31, 2011 (in either case, the “Maturity Date”).  We have agreed that, unless the holder of the Convertible Note (the “Holder”) is participating as an investor in the Financing, we shall, at least ten (10) days prior to the initial closing of the Financing, give the Holder written notice setting forth the details of the Financing (including, without limitation, the terms of the securities to be issued in the Financing (the “Financing Securities”), the price per share at which such Financing Securities will be issued (the “Financing Price”) and the expected gross proceeds to us) (the “Financing Notice”).  Upon the initial closing of the Financing, the entire outstanding principal amount of the Convertible Note, plus any accrued and unpaid interest thereon, shall convert automatically in Financing Securities at the Financing Price.

The Holder has the right at any time and from time to time until the principal and interest on the Convertible Note has been paid in full, to convert the outstanding principal amount of the Convertible Note, and any accrued and unpaid interest thereon, into shares of our Common Stock at a price of $0.30 per share.  The Convertible Note may not be prepaid without the prior written consent of the Holder.

The Convertible Note contains other conventional provisions, including for the acceleration of our repayment obligations upon the occurrence of certain specified Events of Default.

The Convertible Note is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing description of the Convertible Note is qualified in its entirety by reference to such Exhibit.

Our obligations under the Convertible Note are secured, pursuant to a Security Agreement dated as of July 31, 2009 (the “Security Agreement”), by the grant to Focus Fund of a security interest in the entirety of our Membership Interest (representing an 85% beneficial ownership) in ThermoEnergy Power Systems, LLC (“TEPS”) and any and all proceeds from the transfer, assignment or other permitted disposition thereof.  TEPS is the subsidiary through which we conduct the Power segment of our business.  TEPS holds the patent on the ThermoEnergy Integrated Power Systems Technology,  a power plant design that utilizes an alternative thermodynamic combustion pathway that eliminates atmospheric emissions of mercury, acid gasses and particulates and captures carbon dioxide in pressurized liquid form.   TEPS holds a 50% membership interest in Thermo-Babcock Carbon Capture LLC.

The Security Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and the foregoing description of the Security Agreement is qualified in its entirety by reference to such Exhibit.

In connection with the Convertible Note, on August 21, 2009 we issued to Focus Fund a Common Stock Purchase Warrant (the “Warrant”) entitling the holder thereof to purchase, at a purchase price of $0.50 per share (subject to adjustment for certain extraordinary corporate events as set forth in the Warrant, the “Exercise Price”) that number of shares of our Common Stock determined by dividing (i) 200% of the aggregate amount advanced by Focus Fund to us under the Convertible Note by (ii) the Exercise Price.  The Exercise Price represents a premium of approximately 60% over the closing price for our Common Stock in the over-the-counter market on July 31, 2009 (the effective date of the Warrant) and a premium of approximately 25% over the closing price for our Common Stock on August 21, 2009 (the date on which the Warrant was issued).

The Warrant may be exercised at any time on or before July 31, 2014, subject to our right to accelerate the expiration date in the event the closing price for our Common Stock exceeds $0.622 per share (200% of the closing price on July 31, 2009) for a period of 30 consecutive trading days.

If, in connection with the Financing, we issue to investors warrants, options or other rights to purchase shares of our Common Stock (the “Financing Warrants”) at an exercise price per share less than the Exercise Price then in effect for the Warrant, then, upon issuance of such Financing Warrants, the Exercise Price of the Warrant shall be adjusted automatically to a price equal to the lowest exercise price per share at which our Common Stock may be purchased under the Financing Warrants.  Further, if any of the Financing Warrants has an expiration date later than the expiration date then in effect for the Warrant, then, upon issuance of such Financing Warrants, the expiration date of the Warrant shall be extended to the date that is the latest date on which any of such Financing Warrants may be exercised.

The Warrant contains other conventional terms, including provisions for adjustment in the Exercise Price and/or the securities issuable upon exercise of the Warrant in the event of certain specified extraordinary corporate events such as stock splits, combinations, and stock dividends.

The Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K and the foregoing description of the Warrant is qualified in its entirety by reference to such Exhibit.

Focus Fund is the beneficial owner of approximately 7.1% of our outstanding Common Stock (before giving effect to the Convertible Note or the Warrant).  J. Winder Hughes III, a member of our Board of Directors, is the Managing Partner of Hughes Capital Investors, LLC, the fund manager of Focus Fund.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

4.1	Common Stock Purchase Warrant W09-09 issued to Focus Fund, L.P.

10.1	8% Secured Convertible Promissory Note of ThermoEnergy Corporation in the principal amount of $600,000 dated July 31, 2009 and issued to Focus Fund, L.P.

10.2	Security Agreement dated as of July 31, 2009 between ThermoEnergy Corporation and Focus Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2009

ThermoEnergy Corporation
(Registrant)

By:	/s/ Dennis C. Cossey
Name:	Dennis C. Cossey
Title:	Chairman and Chief Executive Officer